FOR IMMEDIATE RELEASE

INVESTOR & MEDIA CONTACT:
Justin Schakelman
Theater Xtreme Entertainment Group, Inc.
302-455-1334 x113
jschakelman@theaterxtreme.com

Theater Xtreme Outlines Mall Expansion Plan

Newark, DE, 03/11/08 -- Theater Xtreme Entertainment Group, Inc. (OTCBB: TXEG), a nationwide seller and installer of real movie theaters for the home, today announced its plans to expand into super-regional mall sites in two states: Pennsylvania and Florida.

Theater Xtreme has executed a Letter of Intent (LOI) with Pennsylvania Real Estate Investment Trust, (NYSE: PEI) for lease of a new store location at its re-vitalized Plymouth Meeting Mall in Plymouth Meeting, Pa. The non-binding agreement calls for a 10-year lease of approximately 3,700 sq ft.

Additionally, Theater Xtreme has executed two LOIs with Taubman Centers, Inc. (NYSE: TCO) for the lease of two new store locations - one for 3,000 sq ft at Dolphin Mall (Miami, Fla.), and another for 3,800 sq ft at The Mall at Wellington Green (West Palm Beach, Fla.). The non-binding agreement calls for 10-year leases on each property.

“This expansion plan gives us access to high traffic venues and increased exposure at some of the best malls in the U.S.,” said Theater Xtreme Entertainment Group CEO Scott Oglum. “We are looking forward to these new occupancies and believe that we will bring a powerful value proposition to the tenant mix and consumers.”

Visit TheaterXtreme.com for a complete list of locations.

To be added to Theater Xtreme's investor contact list, please contact Justin Schakelman at jschakelman@theaterxtreme.com.

About Theater Xtreme Entertainment Group, Inc.

Theater Xtreme Entertainment Group, Inc (OTCBB: TXEG) is a specialty retailer of real movie theaters for the home. The Company's 80" to 120" front projection systems deliver an authentic movie theater experience, as an increasingly popular alternative to flat panel televisions. Its cinema packages, featuring brand names and factory direct products, are simple to use and cost significantly less than traditional A/V dealer offerings. It operates 3 company owned stores and 10 franchises in 12 states.

Safe Harbor Statement

Some of the information presented in this letter constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent the Company's judgment regarding future events, and are based on currently available information.  Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, of which the Company is not aware.  Factors which could cause actual results to differ from expectations include, among others, the ability of the Company to sell franchises, success of the franchise stores, the ability to find suitable locations for new corporate and franchise stores, delay or loss of key products from vendors, the ability to maintain margin and sales growth rate, disruption of product delivery from overseas suppliers, changes in regard to significant suppliers, increased competition from companies with more expertise, experience, or financial resources, technological changes in the home theater market which may render the Company’s offerings obsolete, less competitive, or too expensive, material reduction in the demand for home theaters, and lack of sufficient capital to allow the Company to achieve its corporate store opening goal.  For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission available at www.sec.gov.

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